Exhibit 99.2 Scientific Learning Moderator: Robert Bowen 10/23/03 16:00 CT Confirmation # 6237143 Page 1

Scientific Learning

Moderator: Robert Bowen

October 23, 2003

10/23/03 16:00 CT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Scientific Learning third quarter, 2003 financial results conference call. During the presentation all participants will be in a listen only mode; afterwards we will conduct a question and answer session. At that time, if you have a question, please press the ‘1’ followed by the ‘4’ on your telephone. As a reminder, this call is being recorded Thursday, October 23rd, 2003. I would now like to turn the conference over to Jane Freeman, Chief Financial Officer of Scientific Learning. Please go ahead.

Jane Freeman:	Thank you. Before we proceed, I’d like to inform you that during the course of this conference call, we’ll make projections and other forward looking statements that are subject to the Safe Harbor created by Section 27A of the Federal Securities Act. Such statements include statements relating to projected levels of revenue, sales, margin, expenses, profit or loss, cash flow and other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved for the use of our products, and new product introductions. Such statements are subject to material risks and uncertainties, and the events and

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results may differ materially from our projections. We refer you to documents that the company files from time to time with the Securities and Exchange Commission, including, but not limited to, the report on Form 10K filed March 31st 2003 and the report on Form 10Q filed August 14, 2003. These documents contain additional information about factors that could cause the actual events and results to differ materially from those contained in our projections and forward looking statements. We will be filing a transcript of this conference call with our press release in an 8k next week. We will also be posting supplemental information on the investor information section of our website at www.scientificlearning.com, under the caption supplemental information. I will talk about this supplemental information more specifically later. Commercial reproduction and distribution of this conference call will be made only after written permission. If you’ve not received a copy of our press release, you will find it posted on the Investor information portion of our website, or you can call to 510-444-3500, extension 2224 and ask for it to be faxed to you. A replay of this call will also be available on our website. And now I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert Bowen:	Thanks Jane. Scientific Learning achieved four key financial milestones in the third quarter. Our first net operating profit, record operating profits, record revenues and record cash flows. It

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was a very positive quarter for the business and our unique family of neuroscience based software products, Fast ForWord®. Our K-12 booked sales were up 15%. This is in line with our expectations, and we are particularly encouraged, given that our last year’s third quarter sales were up more than a 100% over the prior year’s third quarter. We completed 21 transactions over a $100,000 compared to 14 in last year’s third quarter. This continued success in closing large transactions demonstrates the growing acceptance of Fast ForWord products as a significant reading intervention strategy. This performance was at the very top of the guidance that we had provided to you. Our K-12 YTD sales are up 19%, well ahead of projected industry growth rate and very positive in light of the economic environment in the K-12 market. This puts us in a good position to achieve our growth rate of 20 to 30% on an annual basis in the K-12 market. It also points to the quality of our direct sales organization and the high productivity levels being achieved by this experienced team. Delivering sales, as projected, in this environment requires experience, knowledge, relationships and disciplined selling skills. Our revenues for the quarter were up 25% and are up 55% YTD. Again, this is at the very top of the guidance that we provided to you. Our operating expenses were below last year’s third quarter, and our operating profits in the third quarter were $1.2 million compared to a loss last year of $113,000. This is well ahead of the guidance that we provided to you. We continue to

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strengthen our balance sheet with DSO’s at 48 days compared to 57 in last year’s third quarter. We generated $5.0 million in cash and ended the quarter with only $1 million in debt. We also closed a very important transaction with Neuroscience Solutions. We licensed to this organization, our patents and technology for use in the healthcare field with the initial focus being on ageing. Dr. Michael Merzenich, one of the world’s leading researchers in brain plasticity and one of our founding scientists is a founder of Neuroscience Solutions. This transaction verifies and demonstrates the value of our 66 patents, and we’re extremely enthusiastic about this science, the research and our technology being applied to the benefit of aging populations. Our continued strong financial performance is the results of consistent progress on our key business priorities. These priorities are focused on reaching more mainstream reading intervention buyers. These priorities are directed at making the Fast ForWord brand more clear and compelling, improving our implementation services and continuing to conduct and support scientific based research on the effectiveness of Fast ForWord with struggling readers. The progress we’re making in strengthening and simplifying our message about Fast ForWord is evidenced by the fact that we now have five team members that are invited to speak at next year’s International Reading Association’s (IRA) annual conference. The International Reading Association is the leading national association of reading teachers and experts from across the country and

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around the world. This annual conference is one of the largest in all of education; it attracts about 10,000 participants each year, and these are the leading reading professionals in the country. Dr. Paula Tallal, the Co-Director of the Center for Molecular and Behavioral Neuroscience at Rutgers University and one of our founding scientists will be a keynote speaker at this very important conference. Dr. Michael Merzenich was featured in the September issue of Scientific America. We’re also fortunate to have Dr. Paul Hagerty join our outstanding team of educational advisors. Paul is the recently retired Superintendent of Schools from Seminole County, Florida. He was twice Florida Superintendent of the Year and was also the American Association of School Administrators Superintendent of the Year. We were issued three more patents in the quarter and now have a total of 66 patents. In our drive to improve the effectiveness of how Fast ForWord is deployed and used in schools and school districts, we released five new shortened daily protocols. Adherence to the Fast ForWord protocols is a key element in mapping the brain for effective reading and learning. However, our initial protocols require 100 to 90 minutes a day, five days a week, for 4 to 6 weeks. These new protocols generally require 50 to 48 minutes, and this fits much better in the school day and within school schedules. We only released these shortened daily protocols after extensive research, which has shown that the students complete the same amount of content but require approximately two more weeks of

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work. Completion of the content is another critical element of Fast ForWord and is directly related to improved performance for struggling readers. As we often discuss, Fast ForWord software is based on more than 30 years of neuroscience research. This research has demonstrated that struggling readers can make fast and enduring progress if the protocol is followed and the content is completed. This makes implementation services a key element of our strategic plan. Certainly, more services with each transaction is a key goal and will be for a long time. We’re pleased to report that we’re making excellent progress with our service and support revenues up 65% in the third quarter. We are also pleased to report that the improved functionality in the new Fast ForWord Gateway edition is being enthusiastically received in the market. The Gateway edition has reduced the administrative burden of teachers and staff significantly and improved the diagnostic, prescriptive and management information available to teachers and school leaders. Our service and development teams are working around the clock to speed our learning in how to deploy this new edition in thousands of unique districts and school technology environments. We have sold this new edition to more than 233 school districts since its release in June. In the third quarter we released an update of Progress Tracker, our online reporting system. This update provides administrative reports and enables educators to monitor progress of subgroups of students on the key cognitive skills required to

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read and learn, as well as specific reading and the language skills. Accountability for adequate yearly progress of students by sub-groups is a requirement of the No Child Left Behind legislation. Progress Tracker enables schools to correctly track this important progress. Progress Tracker also provides timely information on students, classes and school’s adherence to the protocols. We’ve also added the capability to export data and reports to Excel spreadsheets, which allows districts to do a further analysis of this important data, as well as, move this data to their own student information systems for historical and archived records. Finally, we released the alignment of Fast ForWord to the Harcourt Brace basal reading series. This allows teachers to couple their reading program instruction to the cognitive skills being developed in Fast ForWord. The power in the new enhancements of Progress Tracker are evident in the explosion we are seeing in Progress Tracker page views by our customers. We continue to receive and support independent research. We have new studies from the Philadelphia School District (from their summer school use of Fast ForWord). We also have studies from Springfield, Ohio School District; Pocatello School District, Idaho; Adams 14 School District, Colorado; Anchorage School District, Alaska; Killeen Independent School District, Texas; Boone County School District, Kentucky; Seminole Independent School District, Texas and several other districts have also provided us with research studies. We continue our research on more shortened daily

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protocols, and as this research verifies that students can successfully complete the content they will be released in future quarters. We have initiated a redesign of our website including a major overhaul of the research and the results section. The goal here is to make our research even more accessible and easier to use. We are providing brief summaries of each of these studies with more detailed abstracts just a click away. The site will also make it easy to locate research on sub-groups of students such as ESL, Title I and special education. We have a lot more work to do to become the consistent, predictable business we desire, but I hope you will agree that we are making good progress. We have completed an update of our strategic plan and received board support for this plan. We also began work on the 2004 operating plan. We expect our fourth quarter to be challenging, as usual since we end our year while school districts are on their holiday breaks. We must also achieve a substantial growth rate in a tough K-12 funding environment. We see no change in this environment with federal funding up and state funding down. However, the accountability demands are driving districts to seek unique science based solutions that work fast and are enduring. We believe this is an ideal environment for the Fast ForWord family of neuroscience based solutions. We are holding our prior guidance for the year, and Jane will review this in depth in just a few minutes. Looking to 2004, our goal remains to grow K-12 sales in the 20 to 30% range annually. With no

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significant change in the K-12 funding environment expected, we believe this growth rate will be towards the lower end of that range. We expect 2004 operating profits to grow in both dollars and as a percentage of sales, moving us closer to our strategic business model. We expect cash to be positive, and we do expect a good 2004. We will make continued progress on our key business priorities. And now, I would like to ask Jane Freeman to provide you with more details on the financials, as well as her own perspective on the business. Jane?

Jane Freeman:	Thanks Bob. Overall, the third quarter was excellent. As Bob mentioned, we passed several key milestones. Our first net profit, record revenue, record operating profits, and record cash flow. As you know, we believe booked sales, which represents net new business in the quarter, is a better indicator of our current activity than revenue. The reconciliation of booked sales, which is a non GAAP measure, revenue and deferred revenue is in the supplemental information posted on the website. Booked sales totaled $9.2 million in the quarter, up 12% compared to last year. This was above our guidance for the quarter. In the K-12 business, booked sales were $8.2 million, up 15%, and as Bob said, we were just delighted by this because the comparisons were very difficult. Last year’s third quarter was up 135%, year over year. As Bob mentioned, we made 21 sales in excess of $100,000 this quarter compared to 14 in the same quarter last

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year, and we are pleased that we’re continuing to make progress on growing our larger transaction file. New customer activity remains strong. About 25% of our business came from new school districts during the quarter. We also continue to make good progress on selling additional services. These services are invaluable for schools to make the most effective use of our software. Sales of training, professional development, project management, and other services more than tripled compared to last year. Private Sector booked sales were $900,000, down 8% year over year, in line with expectations. Revenue was $8 million, an increase of 25% compared to $6.4 million last year. Revenue was at the high end of our guidance for the quarter. Since sales were greater than revenue, we built deferred revenue during the quarter. Deferred revenue was $17.5 million at quarter end, an increase of 23% compared to $14.2 million at the end of September, 2002. Most of that deferred revenue will be recognized over the next 12 months. Product revenue for the quarter increased 17% to $6.3 million. Service and support revenue increased 65% year over year, to $1.8 million. The increase in service and support is primarily due to the growing level of professional services in our sales packages, as well as a higher number of customers on support. Services and support revenue also increased $600,000 sequentially from the second quarter. Most of this increase is due to the training and professional development delivered in August and September for the new school year. As expected, gross margins

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were 79%, unchanged from the second quarter. Software margins increased year over year to 89% compared to 88% last year as our royalty rates had stepped down. Service and support margins rose sequentially to 45% due to the leverage associated with high levels of back to school training on fixed costs that were below last year’s level of 63%. As we discussed at that time, those levels were non-sustainable, and we’ve been investing heavily in this important area. Operating expenses were $5.2 million, down from $5.5 million in last year’s third quarter. Operating expenses were lower than expected with some projects moving out into the fourth quarter. With good leverage on gross margins and operating expenses, our operating profit of $1.2 million was substantially better than we expected. Last year, our operating loss for the quarter was $113,000. As Bob mentioned, we reached an agreement with Neuroscience Solutions to license some patents and technology. As part of that, we received $500,000 in upfront payments. In the third quarter, we recognized $425,000 of other income from this transaction. We will be performing some modest hosting services for them and will report about $75,000 of other income over the next four quarters. We do not expect any other near term financial impact. As part of our agreement, we received stock in NSC and will be entitled to net royalties of 2 to 4% on their products. We placed no value on this initial stock in our financial statements, and they do not expect to have any products in the marketplace before 2005. We’re very pleased to be

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able to monetize some portion of our technology that we’re not using. Interest expense was $301,000, primarily from the non cash amortization of warrants, and we reported our first ever net profit of $1.3 million, an earnings per share of 8 cents in the quarter. This compared to a loss of $450,000 and 3 cents, last year. Cash flow was very good. We generated $5 million in cash flow operations and paid down $4 million on our credit line. At quarter end, we had a balance of $1 million outstanding. Days sales outstanding and booked sales were 48 days, down from 57 days last year. While we’re pleased with these numbers, they are unusually low, and we would expect receivables to run more in the 70 to 80 day range. During the quarter we reduced our line of credit and the associated guarantee from Warburg Pincus from $15 million to $10 million. This line and the guarantee are scheduled to mature in March 2004. So, with only $1 million out on the line, there was really no reason to keep the line at $15 million. To briefly recap the year to date, booked sales rose 15% in the first 9 months to reach $23.7 million. K-12 booked sales increased 19% to $20.7 million, while the Private Sector declined 10%. Revenue increased 55% to $21.8 million, compared to $14 million in the first 9 months of 2002, and we built deferred revenue during the course of the year. Gross margin was 79% for the first 9 months of 2003 compared to 82% last year due to both the higher proportion of service and support and our continuing investments in that area. Operating expenses declined from $17.8 million,

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which includes $900,000 of restructuring charges to $16.1 million. In the first 9 months of 2003, we had an operating profit of $1.1 million compared to an operating loss of $6.3 million last year. Our net profit for the 9 months was $624,000 compared to a net loss of $7.2 million last year. Our earnings per share were 4 cents compared to a loss of 46 cents last year. After the end of the quarter, we signed an agreement to restructure our lease. We will be paying our landlord an additional $1 million including an increased deposit over the next 15 months to right-size to our expected needs. We are very pleased with this arrangement. Over the life of the lease it will save us about $7 million. We estimate that there will be no impact on our income statements from this change. We wrote off unused space in last year’s fourth quarter restructuring charge. Turning to the outlook, booked sales are expected to be in the range of $8.7 to $9.3 million compared to $7.6 million in last year’s fourth quarter, an increase of 14 to 22%. The K-12 environment remains very challenging. Sales are expected to be above revenue, so again we will build deferred revenue sequentially. Revenue is expected to be in the range of $7.1 to $7.4 million, an increase of 13 to 18% compared to $6.3 million in the fourth quarter of last year. Mind you, this is the first quarter in the last 6, I believe, that we will have revenue and sales growing at roughly the same pace. Revenue is expected to decline sequentially compared to the third quarter due to a seasonal reduction in professional services, and the

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Private Sector, which is lower in the fourth quarter. Because of our deferred revenue base, we have significant visibility. We expect to recognize about 35% of our deferred revenue of $17.5 million in the fourth quarter. Gross margins are expected to be in the range of 79 to 80%, but will decline compared to the 85% last year as service and support continues to grow as a percentage of our mix. Operating expenses are expected to tick up sequentially and be a little bit above last year’s fourth quarter. We expect to report an operating profit in the range of $200,000 to $500,000 and to be close to break-even to a slight profit on a net basis. These results are consistent with our previous guidance for the year. For the third quarter results we expect booked sales to be in range of $32.5 to $33 million. We expect revenue to be in the range of $28.7 to $29 million. We expect to report an operating profit in the range of $1.2 to $1.6 million and a net profit in the range of $400,000 to $700,000. We’re in the midst of our operating plan for 2004 and will give you more specific guidance on our February conference call. And now, I’ll turn the call back over to Bob.

Robert Bowen:	Thanks Jane. We’ve now completed three quarters and we’re encouraged by both the financial progress, as well as, progress on our key strategic and operational objectives. K-12 sales growth remains strong. Our sales pipeline is robust, revenues are up, margins are on target, and operating expenses are down. We are generating profits, our balance

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sheet is stronger, cash is up, and debt almost gone. Most importantly, the awareness and acceptance of the unique role that the Fast ForWord family of products can play in helping struggling readers is growing. Our skills in establishing value of our implementation and support services as well as our capacity and capability in delivering these services is growing. Finally, our independent research from schools, districts and universities around the country continue to demonstrate the effectiveness of Fast ForWord in significantly improving the achievement of struggling readers in a wide range of student populations. I want to thank you for this opportunity to share our progress. The operator will now be glad to take any questions.

Operator:	Ladies and gentlemen, if you would like to register a question, please press the ‘1’ followed by the ‘4’ on your phone. You will hear a three tone prompt to acknowledge your request. If your question has been answered, and you would like to withdraw your registration, please press the ‘1’ followed by the ‘3’. If you are using a speaker phone, please left up your handset before entering your request. One moment please, for the first question. Our first question comes from the line of Ron Mahan with Collier Investments, please go ahead.

Ron:	Thank you, congratulations.

Robert Bowen:	Thank you.

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Ron:	I’ve got a question. You’ve gone on, roughly two cycles now with a new pricing model that you put into place, right?

Robert Bowen:	Yes.

Ron:	Can you give me any sense of the difference in or the break-down of the site-based model, and are you still running with the earlier per student-based model?

Robert Bowen:	I would say, in the K-12 market, we did almost no per student pricing. The majority now has moved to perpetual site licenses. We’re still getting some term licenses which, typically, are on an annual basis. We do some work station pricing also that can be term, or it can be perpetual, but the trend is clearly to perpetual because that allows the schools unlimited use and can serve more students. In our Private Channel we certainly see the continued use of per student or per child pricing.

Ron:	I guess it’s a self explained question, but it would seem like your success over the past year or two, under NCLB would indicate that the requirements for true scientifically based research solutions for schools is a real requirement that districts are really looking at, and it’s not just rhetoric that you’re finding out there in the sales?

Robert	Bowen: We think the No Child Left Behind legislation has really engaged the dialogue around scientific based

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research. It’s provided a better environment for us to really engage that dialogue, but I happen to believe the big driver is the increased demand for accountability by subgroups. You know, in the old days, we were accountable, as educators, for driving averages of students, and therefore, if you had enough students in certain ranges, then you could do pretty well. But as you start to segment these populations, and you are required by the school, by a sub-population, there is no place to hide. I believe that is driving a closer look at results and opening the door for unique proven solutions. We’re not only able to show the scientific based research, but we can go in and show with their students the actual change by these subgroups. I believe the scientific based research discussion is phenomenal; it’s positive for our business, but it’s the accountability demand that is creating the most positive environment for us.

Ron:	Okay, one final question from me. You mentioned the Harcourt early reading series; what is the relationship with Scientific Learning?

Robert Bowen:	Well, it’s not a relationship. We have a lot of our customers using a variety of basals; one of them is Harcourt. We’ve also done the same thing with Open Court. So, we just took their products and went through the entire series of the reading program, and we show teachers at each level, as they use Fast ForWord how that relates to the reading instructions. That is, the actual skills that they

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are teaching in reading. So, they get a good sense of how these underlying cognitive skills are required in order to perform these reading skills that are assumed in the basal reading series.

Ron:	Okay, I understand. Can you give me any sense as to what percent of your sales would be due to the ability to tie in or incorporate the use of Scientific Learning with the basal series?

Robert Bowen:	I think it’s just an added functionality. I don’t think that anybody buys Fast ForWord because we can do that. I think it just helps teachers better plan and understand their instruction and how it relates to Fast ForWord. So, there’s no way for us to segment out; they just get that as part of the Progress Tracker service. They get that as a feature in the new Gateway edition, and it’s also a feature in Progress Tracker.

Ron:	Okay, so that’s with the Harcourt early reading series and with Open Court?

Robert Bowen:	That is correct, and we have more basal series under way. Those were just the first two we released.

Ron:	Okay, thank you very much, and congratulations again on a great quarter.

Robert Bowen:	Thank you.

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Ron:	Bye.

Operator:	Once again ladies and gentlemen if you would like to register a question, please press the ‘1’ followed by the ‘4’ at this time. Our next question comes from the line of James Basili with Geocapital Partners. Please go ahead.

James:	Hi, congratulations on a good quarter.

Robert Bowen:	Thank you very much.

James:	I just wondered if you could talk a bit about the funding environment. You mentioned that you see federal funding up, and state funding down. Maybe you could just elaborate on this; what’s going on in the specific programs, and what do you expect to happen over the next year or two?

Robert Bowen:	Well, first of all, generally speaking, state funding is where the big dollars come from, and state funding, of course, is being bludgeoned by the prior recession and tax revenues, which are down, and of course, public funding. State finding lags the recovery. We believe we’re under way with the recovery, and once the state budget is complete, there won’t be much change in for 2004. We don’t believe there will be more cuts. We think there will be stability, but not a big up tick. We believe that federal funds will continue to increase. Assuming an economic recovery in 2005, we should see up ticks in state tax revenues in 2004,

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which should produce up ticks in state funding. So an up kick in both state and federal funds in 2005 would be great. The federal dollars, again, are very good. Almost all of the federal funding, whether it’s title I, special education, No Child Left Behind, the text technology, the special technology money, whatever — we have the opportunity and capability to get at those. Plus a lot of the grant money that’s out there from foundations and others is very open to using a Fast ForWord type solution. So we’re really looking at 2004 and saying, we believe 2004 is going to be very much like 2003, with perhaps a slight improvement in state funding. Federal funding continues to improve, and we believe, assuming this economic recovery continues, 2005 is looking really good for funding in both areas.

James:	Could you — I don’t know if you’ve tracked it, but do you know the break down in your booking that is associated with federal funding versus state funding? Could you make that kind of determination and say 50% comes from one or 60% from the other?

Robert Bowen:	Not entirely, because usually what school districts are doing - if you looked at the Philadelphia funding, or if you looked at most school districts - when they go to fund a product like Fast ForWord they are going to look at all their pockets of money. It’s more about what happens to be available. We don’t track every transaction because there are so many. We track a

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lot of our large transactions, and I would say that roughly 60 to 70% of those transactions fall into the federal funding dollars. The other 30 to 40% would be in state funds or would be in the grants and foundation funding.

James:	Okay, thank you very much.

Operator:	I am seeing no further questions at this time. I would like to turn the conference back to you — I apologize — Ron Mahan with Collier Investments, please go head with your follow up question.

Ron:	Just one more question. I was curious, can you give us a breakdown or a sense, geographically of the sales — if that changed much. And I know you typically don’t go for text book adoptions but do you have greater success in open territory versus adoption states?

Robert Bowen:	Yeah, to us, that’s all we have is open state, so even in Texas, which is a state adoption state, we’re not much influenced by the state adoption process. We have been listed in several states, but those are more just approval for a special funding in one category or another. Our sales reps are distributed across the country, and if you track our sales, it would be in line with what you would expect to come in. The volume of sales are coming out of the bigger states, but we have transactions occurring in practically every state. I don’t know if there is one state that we don’t have some

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transaction or positioning in today, but the larger states are where the volume is. There are a couple of exceptions to that; we have a great penetration and a great base in both Tennessee and Louisiana. Those would not be large states, but it so happens that the initiatives are going on there, and that the knowledge about Fast ForWord is spreading fast. There have been many great success stories, and it’s spread through the education community, which is a wonderful reference based community. So, we really don’t see a pattern where penetration is greater in one part of the country over another. We are also obviously sensitive to the funding environment. As funding goes, with some states, it’s more severe, so, it’s a little tougher there, but still it doesn’t produce dramatic swings in the purchase of Fast ForWord.

Ron:	Okay, thank you.

Operator:	If there are any further questions please press the ‘1’ followed ‘4’ this time. There are no further questions at this time.

Robert Bowen:	Okay, thank you very much. Again, we appreciate your time and the opportunity to share our progress, and we look forward to keeping you informed in our future quarters. If you have questions, Jane and I will both be available to answer any follow up questions which you might have about the results. Thank you.